Exhibit 10.1

October 1, 2025

By email

Austin Kaplicer

c/o Vimeo, Inc.

330 West 34th Street, 5th Floor

New York, New York 10001

Re: Promotion

Dear Austin,

I am writing to confirm the details of our offer to you to assume the role of Interim Chief Financial Officer of Vimeo, Inc (the “Company”). Beginning on October 1, 2025 and continuing until the date on which another individual assumes the role of Chief Financial Officer of the Company (such period, the “Interim Services Period”), you will be employed by Vimeo pursuant to the terms and conditions set forth below.

DUTIES: During the Interim Services Period, you will devote your full business time, attention, and energies to the performance of such duties as the Company assigns to you commensurate with your position as Interim Chief Financial Officer. For the avoidance of doubt, nothing in this letter affects your continued service as the Controller of the Company, which will continue in full force and effect during and following the Interim Services Period. You will be directly responsible to such person(s) as the Company may designate from time to time, and it will be your responsibility to keep such person(s) timely informed of your progress with respect to your duties hereunder. You will be expected to work longer hours if required.

COMPENSATION: During the Interim Services Period, your base salary will be $400,000 per year, payable bi-weekly (or, if different, in accordance with the Company's payroll practice as in effect from time to time).

You will continue to be eligible for a discretionary annual bonus. Your bonus target remains 50% of your base salary. Any bonus is discretionary and will be determined by the Compensation and Human Capital Management Committee of the Company's Board of Directors based upon the Company's performance overall and your own performance. Bonuses are paid in the first quarter of the year following the measurement year.

DEDUCTIONS: The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to you hereunder, as may be required from time to time by applicable law, regulation, or order.

SEVERANCE: If your employment is terminated by the Company without Cause or by you for Good Reason (each, as defined below), in each case, during the Interim Services Period, you will receive severance equal to (A) six (6) months of your then-current salary, and (B) health benefits coverage for six (6) months or, at the Company's option, COBRA coverage for the same period, provided, however, that no compensation will be paid if you does not use all or part of such benefits (e.g., in the event you find another position).

The Company, at its option, may provide severance through salary continuance or through a lump sum amount or a combination of both. To be entitled to any severance hereunder, you must (a) execute the Company's standard severance agreement; and (b) if the Company so requests, continue working for up to four (4) weeks after the notice by the Company of your termination to ensure an orderly transition, provided that any additional service period shall not reduce the severance amount.

For purposes hereof, “Cause” and “Good Reason” shall have the meanings set forth in the Vimeo Inc. 2021 Stock and Annual Incentive Plan. Notwithstanding the forgoing, (x) your return to the position of Controller following the completion of the Interim Service Period and/or (y) the reversion of your compensation following the completion of the Interim Service Period to the levels applicable as of immediately prior to your tenure as Interim Chief Financial Officer will not constitute a basis for Good Reason.

For the avoidance of doubt, no severance payments or benefits will be payable under this letter if you are terminated following the end of the Interim Service Period regardless of the reason; however, in such an event you would be eligible for the same severance payments or benefits that you would have in your original Controller position.

BENEFITS: You will continue to be eligible for coverage under Company's healthcare and insurance plans, as may be in effect from time to time.

CODE OF CONDUCT: During your employment, you must continue to comply with Vimeo's Code of Conduct and other policies and procedures, as they may exist from time to time.

CONFIDENTIALITY, INTELLECTUAL PROPERTY, AND NON-SOLICITATION

AGREEMENT: You agree and acknowledge that you previously executed Company's standard Employee Confidentiality, Intellectual Property, and Non-Solicitation Agreement, which remains in full force and effect.

LEGAL COMPLIANCE: You represent and warrant that you are able to continue to work for Company and will not be breaching any law by doing so.

MISCELLANEOUS: This letter shall be governed by the law of the State of New York without regard to principles of conflicts of law. This letter supersedes all prior and contemporaneous understandings, negotiations, and representations, whether written or oral, relating to the terms of your employment.

AT WILL STATUS: You specifically understand and agree that your employment hereunder shall be at all times on an "at will" basis, and nothing contained herein shall be construed as establishing a contract of employment between Company and you.

BINDING ARBITRATION: You and Company agree that any dispute relating to or arising out of your employment relationship, excluding disputes arising from any breach of the Employee Confidentiality, Intellectual Property, and Non-Solicitation Agreement or a claim by you of sexual assault or harassment, shall be fully and finally resolved by MANDATORY, BINDING ARBITRATION conducted by the American Arbitration Association in New York County, New York pursuant to its then-current Employment Dispute Resolution Rules. Any lawsuit asserting a non-arbitrable claim or seeking to enforce this arbitration clause shall be commenced in the state or federal courts located in New York County, New York. If in New York state court, the lawsuit shall be maintained in the Commercial Division of the New York Supreme Court for New York County. In all lawsuits, you and Company waive the right to a trial by jury.

Congratulations and best wishes for your continued success!

AGREED AND ACCEPTED:

EMPLOYEE:

/s/ Austin Kaplicer
Austin Kaplicer

VIMEO.COM, INC.

By:	/s/ Jessica Tracy
Name:	Jessica Tracy
Title:	General Counsel & Secretary